                                                                    Exhibit 21.1

                                                                      Page     1
                                                                      05/07/1997
Subsidiaries of
Arch Mineral Corporation

                                                         %Owned      %Owned
Subsidiary                                              By Parent    Overall
------------------------------------------              ---------    -------
ACS Coal Sales Company                                     100.00     100.00

AMC Merger Corporation                                     100.00     100.00

Apogee Coal Company                                        100.00     100.00

Arch Coal Sales Company, Inc.                              100.00     100.00

  Big Sandy Terminal, Inc.                                 100.00     100.00

  Great Lakes Coal & Dock Company                          100.00     100.00

Arch Energy Resources, Inc.                                100.00     100.00

Arch International, Inc.                                   100.00     100.00

Arch Reclamation Services, Inc.                            100.00     100.00

Ark Land Company                                           100.00     100.00

Catenary Coal Holdings, Inc.                               100.00     100.00

  Arch of Wyoming, Inc.                                    100.00     100.00

  Catenary Coal Company                                    100.00     100.00

  Cumberland River Coal Company                            100.00     100.00

    United States Coal Company                             100.00     100.00

  Lone Mountain Processing, Inc.                           100.00     100.00

Energy Development Co.                                     100.00     100.00

Paint Creek Terminals, Inc.                                100.00     100.00

R & H Service and Supply Co.                               100.00     100.00